China Automotive Systems Reports 46% Increase in Revenue and 170% Increase in Net Income for 2008 First Quarter

WUHAN, Hubei, China - May 14, 2008 -- China Automotive Systems, Inc.
(NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced 2008 first quarter results for the period ended March 31, 2008.

2008 First Quarter Highlights:

•	Net sales increased to US$41.5 million, reflecting 46.1% year-over-year growth;

•	Net sales from steering components for passenger and light-duty vehicles increased to US$30.2 million, reflecting a 44% year-over-year growth;

•	Net sales from steering components for commercial vehicles increased to US$11.3million, reflecting a 51.9% increase year-over-year;

•	Operating income rose to US$6.8 million, reflecting 30.8% year-over-year growth;

•	Net income was US$4.4 million, reflecting 169.6% year-over-year growth; and

•	Diluted earnings per share were US$0.18, reflecting 157.1% year-over-year growth.

China Automotive reported net sales of US$41.5 million for the first quarter ended March 31, 2008 compared with US$28.4 million in the same period in 2007, and US$37.7 million for the fourth quarter of 2007, reflecting a 46.1% year-over-year growth and a 10.1% quarter-over-quarter growth, respectively. Net income for the first quarter of 2008 was US$4.4 million, as compared to US$1.6 million in the same period of 2007 and US$2.2 million in the fourth quarter of 2007, reflecting a 169.6% year-over-year increase and 104.8% quarter-over-quarter increase, respectively. Fully diluted earnings per share for the first quarter of 2008 were US$0.18 per diluted share, as compared to US$0.07 for the same period a year ago and US$0.09 for the fourth quarter of 2007.

First quarter net sales for 2008 from steering products for passenger and light-duty vehicles increased to US$30.2 million as compared with US$21 million reported in the same period for 2007, reflecting a 44% year-over-year growth. First quarter net sales from steering products for commercial vehicles increased to US$11.3 million as compared with US$7.4 million reported in the same quarter for 2007, reflecting a 51.9% year-over-year growth.

Mr. Qizhou Wu, Chief Executive Officer of China Automotive Systems, commented, "We are excited to report a strong quarter witnessed by the high sales volume growth in particular from the accelerating sales in the commercial vehicle sector due to the forthcoming nationwide Euro III adoption. We are equally pleased with our strong growth momentum in the passenger vehicle sector, as our brand name, quality and service, and production capacity have been widely recognized by leading sino-foreign joint venture auto OEMs and Chinese national automakers in China. As global purchasing trend is upgrading from low-cost-high-volume to high-quality-high-technology, China Automotive Systems is well positioned for the broad market opportunities in the global market.”

Gross profit for the first quarter of 2008 increased to US$12.2 million compared with US$9.2 million in the same period for 2007, and US$12.7 million for the fourth quarter of 2007, reflecting a 32.9% increase year-over-year and a slight decline quarter-over- quarter growth, respectively. Gross margin declined to 29.5% from 32.4% in the first quarter a year ago due to higher material cost. The Company’s research and development team is revising production techniques to reduce material waste and improve production efficiency, and price increase negotiations are underway. The annual gross margin goal is to achieve not less than 30%.

Operating income for the first quarter of 2008 was US$6.8 million, compared with US$5.2 million reported in the same period of 2007, and US$3.5 million for the fourth quarter of 2007, reflecting a 30.8% increase year-over-year and a 114.2% increase quarter-over- quarter, respectively. Operating margin for the first quarter of 2008 reached 16.4%.

Operating expenses in the first quarter of 2008 were US$5.6 million compared with US$4.1 million in the same quarter in 2007 and US$9.4 million in the fourth quarter of 2007. Selling expenses rose 55.3% to US$2.5 million from US$1.6 million in the same quarter last year due to higher sales and the related increase in warranty costs as well as higher transportation expenses. Depreciation rose by US$401,747 from US$ 0.9 million to US$1.3 million primarily due to the increased equipment in operation. General and administrative expenses in the 2008 first quarter were US$1.6 million, 7.1% higher versus the same quarter last year primarily because of greater labor insurance expenses.

Higher Other Income grew from increased government subsidies. There was also a positive swing in financial income from a negative US$394,997 to a positive US$20,693 due to changes in currency exchange and amortization for the discount of the US$35 million convertible notes.

An income tax decrease of US$469,685 in the 2008 first quarter compared with the same quarter in 2007, reflected an increase in deferred tax assets, a 5% reduced tax rate for one subsidiary, and refunds for equipment purchases.

First quarter net income in 2008 was US$4.4 million, or US$0.18 per weighted average diluted share as compared with US$1.6 million, or US$0.07 per diluted share in the same period a year ago, and compared with US$2.2 million, or US$0.09 per diluted share, for the fourth quarter of 2007. The first quarter net income represented 169.6% growth versus the same quarter in 2007 and a 104.8% rise over the 2007 fourth quarter. Weighted average number of fully diluted shares outstanding were 25,936,500 for the 2008 first quarter and 23,949,809 for the first quarter last year.

Total cash and cash equivalents as of March 31, 2008 totaled US$50 million compared with US$19.5 million as of December 31, 2007. Working capital was US$43 million. Stockholder's equity was US$48.5 million as of March 31, 2008 compared to US$67.2 million as of December 31, 2007. The reduction in stockholder’s equity is related to the acquisition of the 35.5% of Henglong Automotive Parts Company during the 2008 first quarter.

Mr. Jie Li, Chief Financial Officer of China Automotive Systems, said, “During the first quarter, we experienced high cost especially with our steering products for commercial vehicles, mainly due to price appreciation in our raw materials, particularly steel. We have successfully negotiated with our customers to raise our average selling price accordingly in the second quarter. We strive to maintain our high gross margin among our auto part peers as we continue to position China Automotive Systems as a high-technology and high-quality supplier to ensure safety measures for millions of vehicles on the roads of China.”

“Our acquisition of Jingzhou Henglong Automotive Parts Co. was successfully completed and financials were consolidated smoothly as we planned in 2007. Our efforts in expense control and economies-of-scale management continue to propel a stronger growth in the operating line. We are now fully reflecting our robust top line growth in our bottom line.” Mr. Li concluded.

Key Events in the 2008 First Quarter

In January, China Automotive Systems announced that its joint venture, Wuhu Henglong Auto Steering Systems ("WHAS"), was named a Core Supplier by Chery Automotive Co., Ltd. ("Chery Auto"). Under the joint venture agreement, China Automotive Systems and Chery Auto own 77.3% and 22.7%, respectively, of the joint venture. In December 2007, Chery Auto honored 30 of its Core Suppliers at its Annual Suppliers Meeting. With its reliable quality, new product development, and timely delivery, Wuhu Henglong Auto Steering Systems was among the 30 Core Suppliers named for the year 2007. WHAS's CEO Yusheng Han was present as an honored guest of Chery and he received the prize on behalf of the Joint Venture.

In February, the Company closed a previously announced senior convertible notes with warrants private placement transaction and received funding from Lehman Brothers ("Lehman") for $30 million and from YA Global Investments, L.P., which is managed by Yorkville Advisors, LLC, for $5 million. The proceeds are planned to support the Company's acquisitions, capital expenditures for expansion and working capital for future growth.

Also in February, China Automotive Systems announced that its subsidiary, Jingzhou Henglong Automotive Parts Co. ("Henglong"), has passed Dongfeng Peugeot Citroen Automobile Company Ltd ("DPCA") safety test and road test for its power steering gears and started preparing its initial shipment of model Dongfeng Peugeot 206 to DPCA. Since March 2005, Henglong has developed 3 power steering gears for DPCA: Dongfeng Peugeot 206, Dongfeng Citroen Elysee and Dongfeng Citroen new Xsara Picasso. The power steering gears for the Dongfeng Peugeot 206 have already passed the French UTAC safety test. The volume shipment is expected to begin in June 2008. According to the China Association of Automobile Manufacturers, Dongfeng Peugeot Citroen Automobile Company Ltd. produced over 213,000 passenger cars and sold 207,000 passenger cars in 2007. DPCA was consistently ranked as a top 10 passenger car producer in China since 2005.

Recent Developments

In April, China Automotive System announced it entered into the final definitive agreement to acquire an additional 35.5% of Henglong Automotive Parts Company ("Henglong") to increase its total ownership to 80%. This 35.5% ownership of Henglong alone represented more than US$5 million of net earnings in 2007. In 2007, Henglong posted net income of US$14 million. Henglong, formerly 44.5% owned by China Automotive Systems prior to this acquisition, is engaged in manufacturing power steering systems and components for China's rapidly growing passenger vehicle market. Henglong's main customers are among China's leading automobile manufacturers and include Chery Auto, Brilliance Auto, BYD Auto, Geely Auto and FAW Volkswagen. The purchase price of the acquisition will be approximately US$32.1 million. The payment will consist of US$10 million in cash with the remaining value to be paid in 3,023,542 shares of China Automotive Systems common stock valued at US$7.3060 per share.

Conference Call

Management will conduct a conference call on at 8:00 a.m. Eastern Daylight Time today to discuss these results. A question and answer session will follow management's presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the China Automotive Systems conference call:

Phone Number: +1-877-407-9205 (North America)

Phone Number: +1-201-689-8054 (International)

In addition, the conference call will be broadcast live over the Internet at:
http://www.caasauto.com

or

http://investor.shareholder.com/media/

Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 PM Eastern Time on May 28, 2008. The dial- in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account "286" and Conference ID "284924" to access the replay. The internet audio stream will also be available until 11:59 pm Eastern Time on Wednesday, May 28.

About CAAS
Based in Hubei Province, People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through seven Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers 4 separate series of power steering and 307 models of power steering with an annual production capacity of 1.1 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers such as China FAW Group, Corp., Donfeng Auto Group Co., Ltd., Brilliance China Automotive Holdings Ltd., Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd., etc. For more information, please visit: http://www.caasauto.com

Safe Harbor Statement
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition and the impact of acquisitions on its financial performance. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products, pricing and new technology; changes in demand for the Company's products; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, delays and cost overruns related to developing and opening new production facilities; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

For further information, please contact:

Jie Li
Chief Financial Officer
China Automotive Systems
Email: jieli@chl.com.cn

Kevin Theiss
Investor Relations
The Global Consulting Group
Tel: +1-646-284-9409
Email: ktheiss@hfgcg.com

(Tables to follow)

China Automotive Systems, Inc.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2008	2007

Net product sales, including $2,051,082 and $902,584 to related parties at March 31, 2008 and 2007	$41,467,043	$28,383,392

Cost of product sold, including $1,952,390 and $1,051,480 purchased from related parties at March 31, 2008 and 2007	29,254,673	19,191,486

Gross profit	12,212,370	9,191,906

Add: Gain on other sales	134,190	112,094

Less: Operating expenses-
Selling expenses	2,475,341	1,593,646
General and administrative expenses	1,616,150	1,509,027
R&D expenses	175,678	119,465
Depreciation and amortization	1,294,727	893,251

Total Operating expenses	5,561,896	4,115,389

Income from operations	6,784,664	5,188,611

Add: Other income, net	199,459	38,462
Financial income (expenses) net	20,693	(394,997)

Income before income taxes	7,004,816	4,832,076
Less: Income taxes	824,395	1,294,080

Income before minority interests	6,180,421	3,537,996
Less: Minority interests	1,750,247	1,894,895

Net income	$4,430,174	$1,643,101

Net income per common share-
Basic	$0.18	$0.07

Diluted	$0.18	$0.07

Weighted average number of common shares outstanding -
Basic	23,959,702	23,938,078
Diluted	25,936,500	23,949,809

China Automotive Systems, Inc.
Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$32,462,022	$19,487,159
Pledged cash deposits	22,928,261	4,645,644

Accounts and notes receivable, net, including $2,943,990 and $1,869,480 from related parties at March 31, 2008 and December 31, 2007, net of an allowance for doubtful accounts of $3,258,368 and $3,827,838 at March 31, 2008 and December 31, 2007	96,139,674	82,022,643

Advance payments and other, including $594,491 and $55,323 to related parties at March 31, 2008 and December 31, 2007	2,347,585	922,578
Inventories	22,676,585	20,193,286

Total current assets	$176,554,127	$127,271,310

Long-term Assets:
Property, plant and equipment, net	$47,087,219	$46,585,041
Intangible assets, net	653,871	589,713

Other receivables, net, including $770,156 and $638,826 from related parties at March 31, 2008 and December 31, 2007, net of an allowance for doubtful accounts of $769,224 and $652,484 at March 31, 2008 and December 31, 2007	1,260,335	888,697

Advance payments for property, plant and equipment, including $2,329,206 and $1,560,378 to related parties at March 31, 2008 and December 31, 2007.	8,630,991	6,260,443
Long-term investments	76,934	73,973
Deferred income taxes assets	1,477,495	1,315,510

Total assets	$235,740,972	$182,984,687

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank loans	$13,819,632	$13,972,603

Accounts and notes payable, including $1,578,981 and $1,134,817 to related parties at March 31, 2008 and December 31, 2007	54,762,108	47,530,383
Customer deposits	121,406	135,627
Accrued payroll and related costs	2,677,769	2,664,464
Accrued expenses and other payables, including $33,374,697 and $0 from related parties at March 31, 2008 and December 31, 2007	48,189,248	14,938,055
Accrued pension costs	4,021,656	3,622,729
Taxes payable	9,661,988	9,080,493
Amounts due to shareholders/directors	253,573	304,601

Total current liabilities	$133,507,380	$92,248,955

Long-term liabilities:
Advances payable	347,995	334,600
Derivative liabilities	3,972,068	-
Convertible note payable, net	30,722,374	-

Total liabilities	168,549,817	$92,583,555

Minority interests	$18,650,147	$23,166,270
Related Party Translations
Commitments and contingencies

Stockholders' equity:

Preferred stock, $0.0001 par value - Authorized - 20,000,000 shares Issued and outstanding - None	$--	$--

Common stock, $0.0001 par value - Authorized - 80,000,000

Shares Issued and Outstanding - 23,959,702 shares and 23,959,702 shares at March 31, 2008 and December 31, 2007, respectively	2,396	2,396
Additional paid-in capital	4,618,037	30,125,951
Retained earnings-
Appropriated	7,525,777	7,525,777
Unappropriated	28,021,449	23,591,275
Accumulated other comprehensive income	8,373,349	5,989,463

Total stockholders' equity	48,541,008	$67,234,862

Total liabilities and stockholders' equity	$235,740,972	$182,984,687